united states

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2014

Astoria Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11967	11-3170868
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

ONE ASTORIA FEDERAL PLAZA, LAKE SUCCESS, NEW YORK 11042-1085

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 327-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, Peter C. Haeffner, Jr. retired from the Boards of Directors of Astoria Financial Corporation (the “Company”) and its wholly-owned subsidiary, Astoria Federal Savings and Loan Association (the ”Association”) effective upon the close of the regular meetings of such boards held that date, having reached the mandatory retirement age for directors. Mr. Haeffner’s retirement was not the result of any disagreements with the Company or the Association known to any executive officer. The Board of Directors of both the Company and the Association expressed their gratitude and appreciation for Mr. Haeffner’s service of more than 16 years as a director.

In addition, at the meetings held on February 19, 2014, the Board of Directors of the Company adopted a resolution, effective upon the close of business February 19, 2014, reducing the size of the Board of Directors of the Company from nine to eight directors, thereby eliminating the Board of Directors seat which had previously been held by Mr. Haeffner.

At its meeting also held on February 19, 2014, the Board of Directors of the Association adopted an amendment to the Bylaws of the Association, effective upon the close of business February 19, 2014, reducing the size of the Board of Directors of the Association from nine to eight directors, thereby eliminating the Board of Directors seat which had previously been held by Mr. Haeffner. This Bylaw amendment, although effective as noted herein, is subject to notice to and non-objection by the Office of the Comptroller of the Currency.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTORIA FINANCIAL CORPORATION

By:	/s/	Alan P. Eggleston
Alan P. Eggleston
Senior Executive Vice President
and Chief Risk Officer

Dated: February 20, 2014